UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 22, 2008 (May 16, 2008)

INLAND AMERICAN REAL ESTATE TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-51609 (Commission File Number)	34-2019608 (IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Loan Participation to Charter One Bank.

On May 16, 2008, Inland American Real Estate Trust, Inc., a Maryland corporation (referred to herein as “we,” “us” or the “registrant”), through IA Sacramento Rail, L.L.C., our wholly owned subsidiary (referred to herein as “IA Sacramento”), entered into a loan participation agreement with RBS Citizens N.A., d/b/a Charter One Bank (referred to herein as “Charter One”), with respect to our existing $125 million loan to S. Thomas Enterprises of Sacramento, LLC, an unaffiliated third party borrower (referred to herein as the “Loan”).  The Loan is secured by all of the membership interests in the borrower and a deed in trust against 228.36 acres of the former Union Pacific Rail Yard property in Sacramento, California, together with any equipment and any buildings or improvements now existing or later constructed on the property.  Under the terms of the original Loan documents, the borrower is required to make monthly interest-only payments to IA Sacramento at rate equal to 7.9% per annum until the Loan is repaid in full.  The Loan’s maturity date is April 30, 2009.

Pursuant to the participation agreement, IA Sacramento sold to Charter One a $50 million interest in its ownership rights in and to the indebtedness evidenced by the original Loan documents as well as the collateral securing the Loan.  Charter One will receive interest on its participation interest at an annual rate equal to 6.75%, paid monthly, with the remaining 1.15% interest to be paid to IA Sacramento.  Upon the occurrence of an event of default under the original Loan documents or on the maturity date, Charter One may elect to require IA Sacramento to repurchase its outstanding participation interest, plus any accrued interest and any amounts paid or advanced by Charter One, generally within thirty days.  We have guaranteed the payment of the repurchase price.  In addition, IA Sacramento will have the right to repurchase Charter One’s participation interest at any time

IA Sacramento paid Charter One a $125,000 participation fee contemporaneous with the closing of the loan participation.

Josey Lane and 121 Joint Venture.

On May 16, 2008, we, through a wholly owned subsidiary, Inland American Lewisville LP, L.L.C., entered into a joint venture with three unaffiliated parties, Weber Lewisville GP, Inc. (referred to herein as the “Weber GP”) and Weber LTC L.P. and DB/EB LTC, L.P. (referred to herein as the “Weber limited partners” and, together with the Weber GP, the “Weber partners”).  The purpose of the joint venture is to acquire a parcel of land located in Lewisville, Texas and to develop a 287,967 square foot retail center on that land.  The total cost of acquiring and developing the property is expected to be approximately $56.8 million. On May 16, 2008, we contributed approximately $10.2 million to the venture and the Weber limited partners contributed approximately $1.1 million as well as the parcel of land on which the retail center will be developed.  The remaining project costs will be funded through a $45.5 million loan from Compass Bank. This loan bears interest at a rate equal to 7% per annum and matures on May 16, 2011, but may be extended by the venture for an additional two years.  In the event that the actual development costs exceed the amount budgeted for development, we may, but are not required to, contribute additional funds in the form of a loan bearing interest at a rate equal to 20% per annum.

We will receive a preferred return, paid on a monthly basis, in an amount equal to 11% per annum on our total capital contributions, as decreased by all distributions paid to us. The preferred return will be paid out of a $2.2 million interest-bearing escrow account established by DB/EB LTC, L.P. for this purpose.  If, after eighteen months, we determine that the project will not be completed by April 3, 2010, we may require DB/EB LTC, L.P. to deposit an additional $1.1 million into this escrow to pay our preferred return; the president of the general partner of DB/EB LTC, L.P. has guaranteed the payment of this additional escrow amount. The Weber partners will not receive any distributions until our capital contribution has been returned.

The Weber GP will manage the business of the venture.  However, certain “key decisions,” including without limitation disposing of or financing the project, approving final budgets or admitting a new venture partner, will require the consent of a majority of the Weber limited partners and our subsidiary.  As compensation for performing specific management services, the Weber partners will be entitled to receive a development fee equal to 4.5% of the hard construction costs, not to exceed $1.2 million. Our subsidiary will be entitled to a property management fee equal to 4.5% of gross revenues.

Acquisition of the Alcoa Exchange Shopping Center — Phase I.

On May 19, 2008, we, through Inland American Bryant Alcoa, L.L.C., our wholly owned subsidiary formed for this purpose (referred to herein as “IA Bryant”), acquired a fee simple interest in a 90,740 square foot retail center known as the Alcoa Exchange Shopping Center — Phase I, located in Bryant, Arkansas.  The Alcoa Exchange Shopping Center was constructed in 2006 and 2007.  We previously held a security interest in this property pursuant to loan agreement between us and Alcoa Exchange Associates, LLC, an unaffiliated third party (referred to herein as “Alcoa”), under which we had loaned Alcoa approximately $18.7 million.

IA Bryant purchased the Alcoa Exchange Shopping Center from Alcoa for purchase price of approximately $20.9 million.  At closing, IA Bryant paid approximately $1.8 million in cash, net of $0.4 million in closing prorations, and the outstanding balance of the loan from us to Alcoa was repaid in full.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Jack Potts
Name:	Jack Potts
Title:	Principal Accounting Officer

Date:  May 22, 2008